Exhibit 2.2
SECOND AMENDMENT
TO
MERGER IMPLEMENTATION AGREEMENT
This Amendment is made as of the 4th day of December, 2007.
BETWEEN:

COEUR D’ ALENE MINES CORPORATION, an Idaho corporation (“Coeur”)

- and -

PALMAREJO SILVER AND GOLD CORPORATION, a Canadian corporation (“Palmarejo”)
RECITALS:
     WHEREAS the parties entered into the Merger Implementation Agreement on May 3, 2007 (the “MIA”), which was amended by letter agreement dated September 24, 2007 and further amended by agreement on October 23, 2007;
     AND WHEREAS the parties wish to further amend the MIA;
     NOW THEREFORE, in consideration of the covenants and agreements contained in this Amendment, the parties agree as follows:
1.	The MIA is hereby amended as follows, effective as of the date hereof:
(a)	in clause 1.1, the definition of “End Date” is hereby changed to “means January 1, 2008”; and

(b)	in clause 3.1(l), the words “Before the Plan Meeting” are hereby deleted.
2.	Except as amended hereby, the MIA shall continue in full force and effect, unamended, in accordance with its terms and provisions as modified by the applicable terms and provisions of this Amendment.

3.	Defined terms in this Amendment have the meaning given to them in the MIA, and clause references in this Amendment are to clauses of the MIA.

4.	This Amendment may be signed in any number of counterparts and by the parties on separate counterparts.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Merger Implementation Agreement as of the date written above.

COEUR D’ALENE MINES CORPORATION
Per:	/s/ Mitchell Krebs
	Name:	Mitchell Krebs
	Title:	Sr. VP -- Corp. Dev.

PALMAREJO SILVER AND GOLD CORPORATION
Per:	/s/ J.A. Crombie
	Name:	J.A. Crombie
	Title:	President & CEO

Per:
Name:
Title: